As filed with the Securities and Exchange Commission on January 14, 2019

Registration Statement File No. 333-182720
Registration Statement File No. 333-188994
Registration Statement File No. 333-211177
Registration Statement File No. 333-211179

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-182720)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-188994)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-211177)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-211179)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Engility Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	61-1748527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4803 Stonecroft Blvd.
Chantilly, VA 20151
(703) 633-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ENGILITY HOLDINGS, INC. 2012 LONG-TERM PERFORMANCE PLAN
ENGILITY HOLDINGS, INC. 2012 DIRECTORS STOCK INCENTIVE PLAN
ENGILITY HOLDINGS, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN
ENGILITY MASTER SAVINGS PLAN
ENGILITY HOLDINGS, INC. AMENDED AND RESTATED 2012 LONG TERM PERFORMANCE PLAN
ENGILITY HOLDINGS, INC. SECOND AMENDED AND RESTATED 2012 LONG TERM PERFORMANCE PLAN
ENGILITY HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full titles of the plans)

Steven G. Mahon
Secretary
4803 Stonecroft Blvd.
Chantilly, VA 20151
(703) 633-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan D. Thomas, Esq.
Jay H. Knight, Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Engility Holdings, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration No. 333-182720, initially filed with the SEC on July 17, 2012 as amended by Post-Effective Amendment No. 1 thereto dated March 16, 2015, registering 2,800,000 shares of Common Stock issuable under the Engility Holdings, Inc. 2012 Long-Term Performance Plan, 200,000 shares of Common Stock issuable under the Engility Holdings, Inc. 2012 Directors Stock Incentive Plan, 450,000 shares of Common Stock issuable under the Engility Holdings, Inc. 2012 Employee Stock Purchase Plan and 1,300,000 shares of Common Stock issuable under the Engility Master Savings Plan and also covering an indeterminate number of plan interests to be offered or sold pursuant to the Engility Master Savings Plan;

ii.
Registration No. 333-188994, initially filed with the SEC on May 31, 2013, as amended by Post-Effective Amendment No. 1 thereto dated March 16, 2015, registering 1,471,094 shares of Common Stock issuable under the Engility Holdings, Inc. Amended and Restated 2012 Long Term Performance Plan;

iii.
Registration No. 333-211177, initially filed with the SEC on May 5, 2016, registering 4,000,000 shares of Common Stock issuable under the Engility Holdings, Inc. Second Amended and Restated 2012 Long Term Performance Plan; and

iv.	Registration No. 333-211179, initially filed with the SEC on May 5, 2016, registering 1,000,000 shares of Common Stock issuable under the Engility Holdings, Inc. Employee Stock Purchase Plan.

On January 14, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of September 9, 2018, by and among the Registrant, Science Applications International Corporation, a Delaware corporation (“SAIC”), and Raptors Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of SAIC (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a direct wholly owned subsidiary of SAIC.

As a result of the Merger, the Registrant terminated all offers and sales of its Common Stock registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, Commonwealth of Virginia, on January 14, 2019.

Engility Holdings, Inc.

By:	/s/ Steven G. Mahon
Name:	Steven G. Mahon
Title:	Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.